Exhibit 5.1

May 29, 2024 El Pollo Loco Holdings, Inc. 3535 Harbor Blvd., Suite 100 Costa Mesa, California 92626	Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com

Re: Registration Statement on Form S-8 of El Pollo Loco Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to El Pollo Loco Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S 8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable under the El Pollo Loco Holdings, Inc. Equity Incentive Plan, as amended (the “Plan”).

In rendering this opinion, we have examined such documents and materials, including the Registration Statement, the Plan incorporated by reference as an exhibit to the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and such other corporate documents and records of the Company, as we have deemed necessary or appropriate for the purpose of and as a basis for rendering this opinion. In our investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company and assumed that all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. We have also assumed that the Shares will remain reserved for issuance under the Plan until actually issued thereunder.

Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the General Corporation Law of the State of Delaware currently in effect. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Vedder Price P.C.